Exhibit 19.1
Twin Hospitality Group Inc.
Insider Trading Policy
(Effective as of December 10, 2024)
1.PURPOSE
In the course of your relationship with Twin Hospitality Group Inc., a Delaware corporation (the “Company”), or one or more of its subsidiaries, you may have access to information about the Company that is not generally available to the public. One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading”. Insider trading occurs when a person uses material non-public information (also called “inside information”) about a company to make decisions to buy, sell, or otherwise trade the company’s securities (including common stock, debt securities, and stock options) or to provide that information (“tip”) to others outside the company. See Section 7 for further discussion of the terms “material”, “non-public”, and “inside” information.
Because of your relationship with the Company, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Insider Trading Policy (this “Policy”) is to describe the Company’s policies regarding the protection of material non-public information and trading and tipping, as well as the expected standards of conduct each member of the Board of Directors of the Company (a “Director”), each person required to file reports under Section 16 (a “Section 16 Officer”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regardless of whether that person has been classified by the Board of Directors of the Company as an executive officer, and each employee of the Company with respect to these highly sensitive matters. This Policy explains your obligations under applicable law and the Company’s policies. You should read this Policy carefully and comply with this Policy at all times.
2.SCOPE
This Policy applies to every Director and Section 16 Officer of the Company, to every employee of the Company, and to any family members who reside in the household of any such person. Therefore, all references to “you” in this Policy mean you as well as any family members who reside in your household.
Section 3 of this Policy prohibits trading in certain circumstances and applies to all Directors, Section 16 Officers, and employees.
Section 4 of this Policy imposes special additional restrictions and applies to all of the following:
•Directors,
•Section 16 Officers, and
•“restricted employees”, which includes the personnel listed on Exhibit A attached hereto.
From time to time, the Nominating and Corporate Governance Committee of the Board of Directors of the Company may designate others as restricted employees or make other changes in the classification of individuals as restricted employees, in each case upon written notice to them. The Company will maintain a list of all restricted employees, which will be updated from time to time after consultation with the Company’s Chief Financial Officer. The term “non-restricted employees” is defined to include all employees other than Section 16 Officers and restricted employees.
From time to time, the Board of Directors may designate persons as Section 16 Officers, whether or not those persons have been designated as executive officers.
3.POLICY FOR DIRECTORS, SECTION 16 OFFICERS, RESTRICTED EMPLOYEES, AND NON-RESTRICTED EMPLOYEES
3.1.Applicability. This Section 3 applies to all Directors, Section 16 Officers, and employees of the Company as well as any family members who reside in the household of any such person, unless otherwise stated herein.
3.2.General Policy Regarding Trading and Tipping.
3.2.1.You may not trade in securities of the Company (or any other entity, such as a customer, supplier, or possible acquisition target of the Company) at any time that you possess material non-public information about the Company (or about such other entity). This restriction applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained. Because trades made in accordance with a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”) that has been previously approved in accordance with Section 5 are not really voluntary trades, the Company understands that a trade under a Rule 10b5-1 Trading Plan may actually be made at a time that you possess such material non-public information.
3.2.2.If you are a non-restricted employee, you may trade in securities of the Company at any time and without prior approvals; provided, that you are not in possession of material non-public information concerning the Company.
3.2.3.If you are a non-restricted employee and wish to enter into, amend, modify, or terminate a Rule 10b5-1 Trading Plan, you must follow the procedures set forth in Section 5.3, subject to the restrictions set forth in Section 5.2.
3.2.4.You may not convey or tip material non-public information regarding the Company (or any other entity, such as a customer, supplier, or possible acquisition target of the Company) to any other person. The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.
3.2.5.You may not engage in derivatives trading or hedging involving the Company’s securities or pledging or margining the Company’s common stock, which include trading in call or put options involving the Company’s securities as well as “short sales” of the Company’s securities. The Company prohibits these types of transactions involving the Company’s securities because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and the possibility of inadvertent violations of the securities laws or this Policy.
3.2.6.You must promptly report to the Company’s Chief Executive Officer, Chief Financial Officer, or legal department any trading in the Company’s securities by Company personnel or disclosure of material non-public information by Company personnel that you believe may violate this Policy or the securities laws of the United States.
3.2.7.As and when circumstances require, the Company’s Chief Financial Officer or legal department may implement additional restrictions (including “blackout periods”, as discussed in Section 4.2) on non-restricted employees who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction.
3.3.Certain Securities Acquired Through Company Equity Plans.
3.3.1.Stock Options — All sales of securities acquired through the exercise of employee stock options granted by the Company are subject to this Policy. The exercise of employee stock options granted by the Company is exempt from this Policy if the exercise price and statutory tax withholdings are paid in cash or on a “net share basis” in which the Company withholds a portion of the shares underlying the options. This Policy, however, does apply in the case of a Broker-Assisted Cashless Exercise. A Broker-Assisted Cashless Exercise is the exercise of a stock option through a broker in which a portion of the exercised shares are sold into the market and the requisite amount of the sale proceeds are used to pay the exercise price, tax obligations, or both.
3.3.2.Restricted Stock or Restricted Stock Units — The prohibitions of this Policy do not apply to the deduction of shares by the Company to satisfy the statutory tax withholding liability upon the vesting or delivery of restricted stock or restricted stock units (“RSUs”).
3.3.3.Gifts — Bona fide gifts are not subject to this Policy so long as (a) the gift is made to an established charity, or (b) the recipient of the gift is subject to this Policy.
3.4.Safeguarding Material Non-Public Information.
3.4.1.Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.
3.4.2.Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be limited to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature and conversations on mobile phones should be conducted with care. In addition, you should not transmit confidential information through the Internet, including social media sites, blogs, or online forums, or any electronic mail system that is not secure.
3.4.3.To ensure the Company’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by an analyst seeking information about the Company or any of its subsidiaries and if you have not been expressly authorized by the Company’s Chief Executive Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to the Company’s Chief Financial Officer or Chief Executive Officer.
4.ADDITIONAL RESTRICTIONS FOR DIRECTORS, SECTION 16 OFFICERS, AND/OR RESTRICTED EMPLOYEES
4.1.Applicability. Except as specifically set forth below, this Section 4 applies to all Directors, Section 16 Officers, and restricted employees as well as any family members who reside in the household of any of them.
4.2.Blackout Periods. To avoid improper conduct or the appearance of impropriety, Directors, Section 16 Officers, and restricted employees are prohibited from trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans during times when the Company is most likely to have (or is presumed to have) material non-public information available. These “blackout periods” (also called “trading freezes”) will be imposed because these persons generally have access to a range of financial and other sensitive information about the Company. These blackout periods may vary in length.
4.2.1.Quarterly Blackout Periods — Trading in the Company’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans are prohibited during the period beginning two weeks prior to the end of each fiscal quarter and ending at the opening of trading on the second full trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year.
4.2.2.Rule 10b5-1 Trading Plan Blackout Periods for Directors and Section 16 Officers — If you are a Director or a Section 16 Officer, you may not trade, even in accordance with a previously approved Rule 10b5-1 Trading Plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 hours after such earnings announcement.
4.2.3.Other Blackout Periods — The Company, from time to time, may impose additional special blackout periods on Directors, Section 16 Officers, and restricted employees as a result of significant unannounced corporate developments. If the Company imposes a special blackout period, it will notify the Directors, Section 16 Officers, and restricted employees affected.
4.3.Trading Windows.
4.3.1.Quarterly Trading Windows — Generally, you may trade in the Company’s securities or enter into, amend, or modify a Rule 10b5-1 Trading Plan during the period beginning 48 hours after the public release of the Company’s quarterly and annual earnings and ending at the close of the market on the last day of the calendar month immediately preceding the Company’s next fiscal quarter end (the “trading window” or “open window”).
4.3.2.Exceptions — Except as set forth in Section 4.2.2 for Directors and Section 16 Officers, trading windows are not applicable with respect to trading pursuant to a Rule 10b5-1 Trading Plan; provided, that you have obtained pre-clearance from the Company’s Chief Financial Officer or legal department that such trading plan would not violate this Policy.
4.3.3.Waivers — In certain very limited circumstances, the Company may waive the requirement that trades be made, and Rule 10b5-1 Trading Plans be entered into, amended, or modified, only during the trading window.
4.4.Restricted Employees. If you are a restricted employee, except for trades made in accordance with an existing Rule 10b5-1 Trading Plan, you may trade in securities of the Company only (a) during a trading window, subject to limited case-by-case waivers by the Company’s Chief Financial Officer or legal department, and (b) after you have obtained pre-clearance from the Company’s Chief Financial Officer or Chief Executive Officer.
4.5.Directors and Section 16 Officers. Subject to all applicable restrictions and limitations described in this Policy, if you are a Director or a Section 16 Officer, you may trade in securities of the Company:
4.5.1.In an open window for transactions that will be completed in not less than two days following the placement of the order with the transacting broker (an “Immediate Trade”); provided, that (a) the transaction is done through the broker selected by the Company for such transactions (the “Designated Broker”), (b) all stock of the Company owned by such Director or Section 16 Officer and held in any account by the Designated Broker is treated by the Designated Broker as available for sale only during an open window, (c) such Director or Section 16 Officer will be responsible directly, or through the Designated Broker, to report, not later than the opening of market on the day following the transaction, the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, and (d) such Director or Section 16 Officer must not possess any material non-public information regarding the Company at the time of the transaction.
4.5.2.In an open window for transactions that will be completed in not less than two days following the placement of the order with the transacting broker (an “Immediate Trade”); provided, that (a) such Director or Section 16 Officer has requested and received an e-mail from either the Chief Financial Officer or Chief Executive Officer of the Company that the Company is in an open window for the sale of a designated number of shares, (b) the broker has agreed in writing to the Company that (i) it will not complete a transaction for the Director or Section 16 Officer until it has received a copy of the foregoing e-mail confirming that there is an open window, and (ii) the broker will report the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, (c) such Director or Section 16 Officer will be responsible directly or through the broker to report, not later than the opening of market on the day following the transaction, the date of the transaction, the number of shares involved in the transaction, and the price per share of the shares involved in the transaction, and (d) such Director or Section 16 Officer must not possess any material non-public information regarding the Company.
4.5.3.Through a Rule 10b5-1 Trading Plan (as described below in Section 5) that may be entered into (a) during an open window, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with legal department, and (b) after you have obtained pre-clearance of the Rule 10b5-1 Trading Plan from the Company’s Chief Financial Officer. The Company’s Chief Financial Officer and the Company’s legal department must obtain pre-approval from the Company’s Chief Executive Officer for her or his own Rule 10b5-1 Trading Plan).
5.RULE 10B5-1 TRADING PLANS
5.1.If you are a Director, Section 16 Officer, or employee (non-restricted or restricted) and you are not effecting an Immediate Trade as set forth in Section 4.5.1 above, you may (a) enter into, amend, or modify a Rule 10b5-1 Trading Plan at any time you are not in possession of material non-public information about the Company, and (b) enter into, amend, or modify a Rule 10b5-1 Trading Plan only after you have obtained pre-clearance from the Company’s Chief Financial Officer or legal department that such Rule 10b5-1 Trading Plan would not violate this Policy (“pre-clearance”). Even if you receive pre-clearance, you may enter into, amend, or modify a Rule 10b5-1 Trading Plan only so long as you are not in possession of material non-public information about the Company. If you are a Director, Section 16 Officer, or restricted employee, you are also subject to the provisions in Section 4 with respect to entering into, amending, or modifying a Rule 10b5-1 Trading Plan.
5.2.No trade shall be made pursuant to a Rule 10b5-1 Trading Plan by or on behalf of any Section 16 Officer or employee (restricted or unrestricted) until (a) the date the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer or legal department (or the Company’s Chief Executive Officer for the Chief Financial Officer or legal department’s own Rule 10b5-1 Trading Plan) if such plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer, legal department or Chief Executive Officer, as applicable, on a date that is during an “open window” (as defined in Section 4.3.1); or (b) the first day of the next open window if the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by the Company’s Chief Financial Officer, Chief

Executive Officer, or legal department, as applicable, on a date that is not during an open window.
5.3.If you have a previously approved Rule 10b5-1 Trading Plan in place, the Company will not sign any request to amend or modify such plan following any date you cease being a Director, Section 16 Officer, or employee, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with the Company’s legal department. Keep in mind, however, you may not trade in the Company’s securities while in possession of material non-public information even after you are no longer are a Director, Section 16 Officer, or employee.
5.4.You are prohibited from having more than one Rule 10b5-1 Trading Plan in effect at any time, subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with the Company’s legal department.
6.PENALTIES FOR INSIDER TRADING VIOLATIONS
6.1.Penalties for trading on or communicating material non-public information can be severe; both for individuals involved in such unlawful conduct and their supervisors, may include prison sentences, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory at all times.
6.2.Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. If an individual Director’s, Section 16 Officer’s, or employee’s insider trading is found to be a willful violation of the insider trading rules promulgated by the Securities and Exchange Commission (the “SEC”), he or she may be penalized up to $5,000,000 (up to $25,000,000 for a non-natural person) and imprisoned for up to 20 years.
6.3.The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose control person liability on the Company for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading information. The SEC is authorized to pay a bounty to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of material non-public information.
6.4.On occasion, it may be necessary for legitimate business reasons to disclose material non-public information to persons outside the Company. Such persons might include outside Company auditors and legal department, commercial bankers, investment bankers, and companies seeking to engage in a joint venture, a merger, a common investment, or other joint goal with the Company. In such circumstances, the information should not be conveyed until an express agreement has been reached to maintain the information in confidence, to provide that such information is not to be used for trading purposes, and to mandate that such may not be further disclosed other than for legitimate business reasons.
6.5.Any Director, Section 16 Officer, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to the Company’s Chief Financial Officer or legal department. Upon learning of any such violations, the Company will determine whether it should publicly release any material non-public information or whether the Company should report the violation to the appropriate governmental authority.
6.6.The SEC, the Department of Justice, and the Financial Industry Regulatory Authority (“FINRA”) have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.
6.7.For all of these reasons, both you and the Company have a significant interest in ensuring that insider trading is scrupulously avoided.
6.8.Your failure to comply with this Policy at all times will be grounds for disciplinary action by the Company, up to and including dismissal for cause.
7.DEFINITIONS
7.1.“Inside (or “non-public”) Information.”
7.1.1.Inside (or “non-public”) information is material information about the Company that has not been disclosed through wide dissemination to the public. Information generally becomes public when it has been disclosed by the Company or third parties to achieve broad, non-exclusionary distribution to the investing public through recognized channels of distribution, without favoring any person or group and public investors have had a reasonable period of time to absorb and react to the information. Generally, information which has not been available to the investing public for at least 48 business hours during which the Nasdaq stock market is open for trading, after formal release is considered to be non-public. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information in order for it be considered public. Recognized channels of distribution include press releases or other public statements, including any publicly disclosed filing with the SEC.
7.1.2.Inside or non-public information may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments; projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends, or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results. Furthermore, non-public information may be information available to a select group of analysts or brokers or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally 48 hours).
7.2.“Material Information”.
7.2.1.Information is material if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell the Company’s securities. Any information that could reasonably be expected to affect the price of the Company’s securities is material for these purposes. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the Company’s securities, then such pieces of information are considered material. Material information can be positive or negative. While it is not possible to identify in advance all information that will be deemed to be material, some examples of potentially material information include, without limitation, the following:
Financial results, including earnings information and quarterly results;
Known but unannounced future earnings or losses;
Guidance on earnings estimates;
Execution or termination of a significant financing arrangement;
Information relating to a pending or proposed merger or other acquisition, disposition, or joint venture;
Information relating to the disposition or acquisition of significant assets;
Changes in financial liquidity;
Events regarding the Company’s securities, including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, and changes to rights of securityholders;
New equity or debt offerings (public or private);
Significant increases or decreases in the amount of outstanding securities or indebtedness;
Significant developments (whether positive or negative) in material pending litigation;
Significant litigation exposure because of actual or threatened litigation;
Changes in auditors or a determination that the Company’s financial statement can no longer be relied upon;
Changes in senior management;

Significant changes in compensation policy and the granting of options or payment of other compensation to Directors or officers of the Company;
Significant non-routine transactions with Directors, officers, or principal security holders of the Company;
Bankruptcies, receiverships, or reorganizations; and
Any other occurrence such as securing a major new, or losing a major, source of business by the Company or any of its subsidiaries.
7.2.2.It can sometimes be difficult to know whether information would be considered “material”. The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s Chief Financial Officer or legal department.
8.CERTIFICATION
8.1.Please sign, date, and return the attached Certification stating that you received this Insider Trading Policy regarding insider trading and the preservation of the confidentiality of material non-public information and related procedures, and that you agree to comply with it. The Company will deem you to be bound by this Policy whether or not you sign the Certification.

CERTIFICATION
I hereby certify as follows:
1)I have read and understand this Insider Trading Policy and related procedures, a copy of which was distributed with this Certificate;
2)I have complied with the foregoing Policy and procedures;
3)I will continue to comply with this Policy and procedures set forth in this Policy;
4)I will either (a) effect an Immediate Trade during an open window, or (b) request prior clearance of all Rule 10b5-1 Trading Plans for all proposed sales or acquisitions of securities of the Company except for an Immediate Trade; and
5)I will report all transactions in securities of the Company in writing to the Company’s Chief Financial Officer or legal department.
Signature:
Name:
(Please print)
Department or Title:
Date:
NOTE: Certifications (4) and (5) above relate only to Directors, Section 16 Officers, and restricted employees. They do not relate to non-restricted employees.

Frequently Asked Questions on Insider Trading
Transactions Subject to this Policy
Does this Policy apply only to trades in the Company’s common stock?
No. This Policy also applies to any “equity equivalent” for the Company’s common stock. You may not engage in derivatives trading or hedging involving the Company’s securities, which includes traded options (puts or calls) and any other security whose market value is tied to the value of the Company’s common stock. In addition, this Policy applies to the securities of the Company’s customers, suppliers, and possible acquisition targets.
Does this Policy apply to the exercise of employee stock options?
The exercise of employee stock options is exempt from this Policy because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to this Policy. Thus, the sale of Company stock to pay the exercise price and satisfy the minimum tax withholding requirements upon the exercise of an option through a Broker-Assisted Cashless Exercise of an option is also subject to this Policy. Directors and Company executive officers may be subject to further requirements with respect to the “cashless exercise” of options.
Can I trade in options or other derivative securities involving the Company’s securities?
No. This Policy prohibits trading in options or other derivative securities involving the Company’s securities. The options we are referring to are “put” and “call” options, whether or not market-traded, and any similar instruments, and not the employee stock options granted to you by the Company.
Does this Policy apply to open-end mutual funds?
No. This Policy does not apply to trading in open-end mutual funds.
Tipping
What is tipping?
Tipping refers to the transmission of material non-public information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. The safest choice is: Don’t.
FAQ – 1

Materiality
I know all sorts of things about the Company. How do I know what’s “material?”
The United States Supreme Court says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. At the Company, we have determined that our quarterly earnings information is generally material. Other information — acquisitions, financing transactions, etc. — is evaluated by management on a case-by-case basis. Examples of potentially material information are listed in Section 7.2.1 of this Policy.
If you are at all unsure about whether you have material non-public information, the safe approach is to discuss it with the Company’s Chief Financial Officer or legal department.
Other Considerations
This Policy prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, and other companies while in possession of material non-public information about the Company or such other company. Will I be asked to sell shares I hold in these companies?
No. This is a trading restriction, not an ownership restriction. This Policy only prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, and competitors while in possession of material non-public information about such other company. If you are privy to information and such information is not public knowledge, you should not trade in the securities of the other company until 48 business hours after the information has been announced.
You will not be required to sell securities of a corporation that you hold at any time simply because the Company establishes a relationship or otherwise commences negotiations with that company.
My spouse is employed by a publicly traded corporation, and we own stock in my spouse’s employer. Does this Policy prohibit us from trading in stock of my spouse’s employer?
This Policy would not prohibit you or your spouse from trading in securities of your spouse’s employer, unless the Company is at that time engaged in negotiations with your spouse’s employer to which you or your spouse are privy. However, you should carefully review this Policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of material non-public information about such company.
Enforcement Practices
I only own a few hundred shares. The SEC doesn’t go after small fish like me, right?
Wrong. The SEC has prosecuted numerous cases involving relatively small amounts of money.
If I pass information to others but don’t trade myself, no one will be able to figure it out, right?
Wrong again. The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a
FAQ – 2

case. Whether it’s your second cousin in New Jersey or your college roommate’s stepfather, the SEC has the resources to establish the connection to you.
Further Information
Who should I contact if I have questions regarding this Policy?
The Company’s Chief Financial Officer or legal department.
Where do I go for the most current version of this Policy?
The Company’s Chief Financial Officer or legal department.

FAQ – 3

EXHIBIT A
The term “restricted employees” is defined to include the following:
For Twin Hospitality Group Inc.
•officers who are not Section 16 Officers,
•personnel who are director-level or above,
•sales managers,
•financial and accounting personnel,
•legal personnel,
•executive assistants to any of the foregoing, and
•any other personnel who have access to a material amount of the Company’s consolidated financial information, or other material information about the Company, as determined by the Company’s CFO or legal department.
For subsidiaries
•subsidiary officers,
•any member of the subsidiary’s “executive team” as determined by the President of the Division that includes the subsidiary, and communicated to the Company’s CFO or legal department,
•executive assistants to any of the foregoing, and
•any other subsidiary personnel who have access to (i) a material amount of the Company’s consolidated financial information, or (ii) other material information about the Company, each as determined by the Company’s CFO or legal department.